Exhibit 99.2

Processa Pharmaceuticals Closes $19.2 Million Public Offering

HANOVER, MD, Oct 6, 2020 (GLOBE NEWSWIRE) — Processa Pharmaceuticals, Inc. (Nasdaq: PCSA), a clinical-stage biopharmaceutical company focused on the development of drug products that are intended to provide treatment for and improve the survival and/or quality of life of patients who have a high unmet medical need condition or who have no alternative treatment, announced today the closing of its previously announced underwritten public offering of 4,800,000 shares of common stock for a price to the public of $4.00 per share. Gross proceeds to the Company were approximately $19.2 million.

Craig-Hallum Capital Group and The Benchmark Company acted as joint book-running managers for the offering. National Securities Corporation acted as co-manager for the offering.

A registration statement relating to the securities being sold in this offering was filed with the Securities and Exchange Commission (SEC) and became effective on October 1, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the shares of common stock described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The final prospectus has been filed with the SEC and electronic copies of the final prospectus may be obtained by contacting Craig-Hallum Capital Group at 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, Attention: Equity Capital Markets, by telephone at 612-334-6300, by email prospectus@chlm.com, or by accessing the SEC’s website, www.sec.gov.

About Processa Pharmaceuticals, Inc.

The mission of Processa has been to develop products where existing clinical evidence of efficacy already exists in unmet medical need conditions, medical conditions where patients need treatment options that will improve survival and/or quality of life. The Company has assembled a proven regulatory science development team, management team, and Board of Directors. The Processa development team has been involved with more than 30 drug approvals by the FDA (including drug products targeted to orphan disease conditions) and 100 FDA meetings.

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the registration statement relating to the securities being sold in this offering, which identifies important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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For More Information:

Patrick Lin

plin@processapharma.com

925-683-3218